Filer:
  Company Data:
    Company Name:  Campbell Strategic Allocation Fund, L.P.

    IRS Number:  52-1823554
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-61274

                  CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                      MONTHLY REPORT - October 2005
                                 -----------

                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------

Net Asset Value (1,619,259.730 units) at September 30, 2005   $4,740,633,382
Additions of 28,645.175 units on October 31, 2005                 87,192,295
Redemptions of (7,335.349) units on October 31, 2005             (22,327,752)
Offering Costs                                                    (1,325,324)
Net Income (Loss) - October 2005                                 189,485,985
                                                              --------------

Net Asset Value (1,640,569.556 units) at October 31, 2005     $4,993,658,586
                                                              ==============

Net Asset Value per Unit at October 31, 2005                  $     3,043.86
                                                              ==============

                         STATEMENT OF INCOME (LOSS)
                         --------------------------

Income:
  Gains (losses) on futures contracts:
    Realized                                                  $  (64,668,595)
    Change in unrealized                                         124,186,678
  Gains (losses) on forward and swap contracts:
    Realized                                                               0
    Change in unrealized                                         147,446,725
  Interest income                                                 13,406,764
                                                              --------------

                                                                 220,371,572
                                                              --------------

Expenses:
  Brokerage fee                                                   30,648,414
  Performance fee                                                          0
  Operating expenses                                                 237,173
                                                              --------------

                                                                  30,885,587
                                                              --------------

Net Income (Loss) - October 2005                              $  189,485,985
                                                              ==============

                              FUND STATISTICS
                              ---------------

Net Asset Value per Unit on October 31, 2005                      $   3,043.86

Net Asset Value per Unit on September 30, 2005                    $   2,927.65

Unit Value Monthly Gain (Loss) %                                          3.97 %

Fund 2005 calendar YTD Gain (Loss) %                                     10.86 %

To the best of my knowledge and belief, the information contained herein is accurate and complete.

                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit

Dear Investor,

New highs for 2005 ...

We are pleased to report positive results for October, and double-digit year-to-date returns across most portfolios.

The fixed income sector was profitable as inflation fears fueled the sell-off in bonds and interest rates moved higher across the whole yield curve. The currency markets also delivered solid gains as the US Dollar continued to show strength.

The energy markets ended lower, resulting in some loss to our portfolios, but our biggest losses were in the equity indices as stock prices declined sharply.

Among the major stories roiling the US equity markets this month was the collapse of the Refco group of companies. Refco is a financial services firm that among other activities acted as a futures trading and clearing firm. We are not close to Refco, and have no information about the firm other than that which has been published, but we want to reassure you that no Campbell & Company sponsored fund has any current relationship with or exposure to Refco. As always, if I can be of any assistance, please do not hesitate to call.

Sincerely,
Bruce Cleland
President & CEO